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EXHIBIT 99.1

PRESS RELEASE Contact: Ezenia! Inc. Investor Relations investorrelations@ezenia.com

EZENIA! INC. Announces 2005 First Quarter Financial Results

Burlington, Mass., May 10, 2005—Ezenia! Inc. (OTCBB:EZEN), a leading market provider of secure real-time collaboration solutions for government networks and eGovernment, today reported its financial results for the fiscal first quarter ended March 31, 2005.

The Company generated revenues of slightly more than $3.1 million for the first quarter of 2005, a 19.7% increase from approximately $2.6 million for the first quarter of 2004 and an increase of approximately 12.9% from the fourth quarter of 2004. Net income increased approximately 72% in the first quarter of 2005 at approximately $705 thousand ($0.05 per share), as compared to net income of approximately $409 thousand ($0.03) for the first quarter of 2004. Income from operations increased 13% sequentially with $668 thousand in the first quarter of 2005, as compared to $592 thousand in the fourth quarter of 2004.

"We are pleased to report our sixth consecutive quarter of profitability", noted Khoa Nguyen, Ezenia Chairman and Chief Executive Officer. "Our results in the first quarter of 2005 continue to affirm the momentum and increasing acceptance of our InfoWorkSpace product line with its strengths in security, functionality, scalability and reliability, with steady increases of revenue sequentially and like quarter year-to-year. Gross margin grew to 65% in the first quarter of 2005 compared to 60% in the same period of 2004. Income from operations grew to 21.3% of revenue in the first quarter of 2005 compared to 15.5% in the same period of the prior year. We expect to see continued strengthening in our margin and profit as we move forward in 2005."

"Total operating expenses for the first quarter of 2005 increased to approximately $1.4 million from approximately $1.2 million for the quarter ended March 31, 2004, due primarily to an increase in general and administrative expenses as well as sales and marketing expenses. However, as a percentage of revenue, operating expenses declined to approximately 43.8% for the first quarter of 2005 from approximately 44.6% for the first quarter of 2004 and from approximately 50.8% for the quarter ended December 31, 2004. We firmly believe in a disciplined and focused approach to cost control and will continue to seek innovative strategies that allow the Company to expand responsibly, consistent with the growth of the InfoWorkSpace product line."

"For the quarter ended March 31, 2005, we ended with a total cash and net collectible accounts receivable balance of approximately $9.9 million, which is approximately $5.1 million, or 106%, higher than where we ended the period ending March 31, 2004, a very significant increase. With improvements in our margin, record bookings received in the first quarter, and reductions in our operating expense run rate as a percentage of revenue, we are optimistic about the achievements seen thus far and excited about building on this momentum throughout the rest of the year 2005." remarked Mr. Nguyen. "We remain on course in the execution of our long term strategy and will continue to sharpen our focus going forward."

About Ezenia! Inc.

Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to government networks and eGovernment. By integrating voice, video and data collaboration, the Company's award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance. Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat. The ability to discuss projects, share information, and modify documents allows users to significantly improve team communication and accelerate the decision-making process. More information about Ezenia! Inc. and its product and service offerings can be found at the company's Web site, http://www.ezenia.com.

Note to Investors

Statements included herein that are not historical facts may be considered forward-looking statements. These include statements relating to: acceptance of the InfoWorkSpace product line; the continued strength in our margin and profit for 2005; our earnings per share for 2005; and the bookings received to date and their relation to the Company's performance for the first quarter of 2005. Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Management's Discussion and Analysis section of the Company's 2004 Annual Report on Form 10-K/A for the year ended December 31, 2004, such as the evolution of Ezenia!'s market, its dependence on major customers, rapid technological change and competition within the collaborative software market, its reliance on third party technology, protection of its propriety technology, its history of liquidity concerns and operating losses, and other considerations that are discussed further in this report. Copies of the Company's 2004 Annual Report on Form 10-K for the year ended December 31, 2004, or other publicly available financial information, may be received at no charge by contacting Investor Relations at Ezenia!.

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Note: Ezenia! is a registered trademark of Ezenia! Inc., and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc. Additional information on Ezenia! and its products is available at http://www.ezenia.com.

EZENIA! INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
Assets
Current assets
Cash and cash equivalents	$7,023	$5,520
Accounts receivable, less allowances of $371 at March 31, 2005 and December 31, 2004	2,828	3,465
Prepaid software licenses	2,473	2,630
Prepaid expenses and other current assets	394	306

Total current assets	12,718	11,921
Equipment and improvements, net of accumulated depreciation	104	85

Total assets	$12,822	$12,006

Liabilities and stockholders' equity
Current liabilities
Accounts payable	79	734
Accrued expenses	371	571
Employee compensation and benefits	182	200
Accrued license costs	86	—
Deferred revenue	7,521	6,663

Total current liabilities	8,239	8,168
Stockholders' equity
Preferred stock, $.01 par value; 2,000,000 shares authorized, none issued and none outstanding	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 15,063,005 issued and 14,402,568 outstanding at March 31, 2005; 14,846,598 issued and 14,186,161 outstanding at December 31,2004	151	148
Capital in excess of par value	63,681	63,643
Accumulated deficit	(56,388)	(57,092)
Treasury stock at cost, 660,437 shares at March 31, 2005 and December 31, 2004	(2,861)	(2,861)

	4,583	3,838

Total liabilities and stockholders' equity	$12,822	$12,006

EZENIA! INC.

CONDENSED Consolidated STATEMENTS OF OPERATIONS

(In thousands, except for share and per share related data)

(Unaudited)

	For the Three Months Ended March 31,
	2005	2004
Revenues
Product and service revenue	$3,142	$2,625
Cost of revenues
Cost of product and service revenue	1,097	1,047

Gross profit	2,045	1,578
Operating expenses
Research and development	286	290
Sales and marketing	412	264
General and administrative	539	462
Depreciation	5	—
Occupancy and other facilities related expenses	135	156

Total operating expenses	1,377	1,172

Income from operations	668	406
Interest income, net	29	3
Other income	8	—

Net income	$705	$409

Basic and diluted net earnings per share:	$0.05	$0.03

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  EXHIBIT 99.1